AGREEMENT AND GENERAL RELEASE
THIS AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made and entered into as of this 20th day of July, 2020, by and among Kingstone Companies, Inc. (“KINS”), Kingstone Insurance Company (“KICO” and together with KINS, “KINGSTONE” or the “Company”), and Victor Brodsky (“EMPLOYEE”).
WHEREAS, EMPLOYEE is an employee of KINGSTONE;
WHEREAS, KINGSTONE and EMPLOYEE have agreed that it is in the best interest of all parties that EMPLOYEE end his employment with KINGSTONE effective as of September 30, 2020 (the “Separation Date”); and
WHEREAS, the purpose of this Agreement is to set forth the payments and benefits that will be provided to EMPLOYEE, and the obligations of the parties in connection with, EMPLOYEE’s continuation of services through the Separation Date and the termination of his employment.
FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
1. Continuation and Termination of Employment.
(a) EMPLOYEE shall devote all of his working time for KINGSTONE through the Separation Date (the “Continuation of Employment Period”).  During the Continuation of Employment Period, EMPLOYEE shall devote his best efforts, energy and skill to the services of KINS as its Chief Financial Officer and Treasurer and of KICO as its Chief Financial Officer and Executive Vice President, and the promotion of KINGSTONE’s interest, shall not take part in activities detrimental to the best interests of KINGSTONE, and shall not begin employment, or begin an engagement as a consultant or independent contractor with, or provide any services to, any other person or other entity (“Person”) without the prior written consent of an authorized representative of KINGSTONE; provided, however, that, during the Continuation of Employment Period, EMPLOYEE shall be permitted to continue to provide consulting services to Persons outside of the Company’s industry (of the type heretofore provided) so long as such services are not provided during the Company’s regular business hours and do not interfere with EMPLOYEE’s full-time responsibilities to the Company.
(b) KINGSTONE and EMPLOYEE agree that EMPLOYEE’s employment with KINGSTONE will cease effective on the Separation Date. On the Separation Date, EMPLOYEE shall be removed from all positions, directorships and offices he holds with KINGSTONE, including but not limited to the position of Chief Financial Officer and Treasurer of KINS and Chief Financial Officer, Executive Vice President and a director of KICO.  EMPLOYEE acknowledges and agrees that, in the event a new Chief Financial Officer is hired by KINGSTONE prior to the Separation Date, he will resign his position as a Chief Financial Officer of KINGSTONE, it being understood that such resignation will not affect his continuing employment through the Separation Date or the compensation to which he is entitled.  Except as otherwise stated herein, EMPLOYEE’s participation in all employee benefit plans of KINGSTONE will cease on the Separation Date.

(c) EMPLOYEE confirms that his decision to end his employment with KINGSTONE is voluntary and he has no disagreements with KINGSTONE management.  EMPLOYEE acknowledges and agrees that KINGSTONE is authorized to include such confirmation in any regulatory filings, including with the New York State Department of Financial Services and the Securities and Exchange Commission.  KINGSTONE will acknowledge, in any communications relating to the reasons for the cessation of EMPLOYEE’s employment, that it was a voluntary decision made by EMPLOYEE to pursue other interests and not directed by KINGSTONE.
2. Payments and Benefits Upon Termination.
(a) Subject to EMPLOYEE’s compliance with his covenants set forth in this Agreement and his execution on the Separation Date of the Release Confirmation (as hereinafter defined), KINGSTONE shall pay EMPLOYEE the following amounts and provide the following benefits in connection with EMPLOYEE’s termination of employment:
(i) $155,968.75, representing five (5) months of EMPLOYEE’s base salary, payable in accordance with the normal payroll practices of the Company on the day following the date on which the Release Confirmation given on the Separation Date may be revoked pursuant to Paragraph 15 (provided that EMPLOYEE does not revoke the Release Confirmation prior to such outside date);
(ii) continuing group health insurance coverage pursuant to and in accordance with section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), with KINGSTONE being responsible for the payment of the applicable premium for such coverage for the period commencing on the day immediately following the Separation Date and ending on the earlier of (A) the date on which EMPLOYEE obtains health insurance coverage through another Person or (B) February 28, 2021, provided that the amount for which KINGSTONE shall be responsible shall be no more than $2,175 per month; and
(iii) continued vesting of all previously granted but unvested stock and option awards as of the Separation Date, as reflected on Schedule A attached hereto, in accordance with the applicable vesting schedule as if EMPLOYEE had continued to be employed by KINGSTONE, notwithstanding any provision to the contrary in any operative agreement concerning such stock and option awards.
(b) The amounts to be paid and benefits to be provided to EMPLOYEE pursuant to paragraph (a) above, together with EMPLOYEE’s base salary through the Separation Date, shall constitute the sole and exclusive rights and remedies of EMPLOYEE with regard to all services provided through the Separation Date, and EMPLOYEE shall not be entitled to any other or further compensation, rights or benefits.  Nothing herein shall be deemed a waiver of any rights that KINGSTONE may have in connection with any breach or violation by EMPLOYEE of any representation or covenant set forth herein.

3. General Release.
(a) In consideration of the payments and benefits to be made and provided by KINGSTONE to EMPLOYEE pursuant to Paragraph 2 above, EMPLOYEE, with full understanding of the contents and legal effect of this Agreement and having the right and opportunity to consult with his counsel, and subject to the exceptions set forth in Paragraph 3(b) below, releases and discharges KINS and KICO and their respective officers, directors, board members, supervisors, managers, employees, agents, representatives, attorneys, divisions, subsidiaries and affiliates, and all related entities of any kind or nature, and its and their predecessors, successors, heirs, executors, administrators, and assigns (collectively, the “KINGSTONE Released Parties”) from any and all claims, actions, causes of action, grievances, suits, charges, or complaints of any kind or nature whatsoever, that he ever had or now has, whether fixed or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, and whether arising in tort, contract, statute, or equity, before any federal, state, local, or private court, agency, arbitrator, mediator, or other entity, regardless of the relief or remedy.  Without limiting the generality of the foregoing, it being the intention of the parties to make this General Release as broad and as general as the law permits (subject to the exceptions set forth in Paragraph 3(b) below), this Release specifically includes any and all subject matters and claims arising from any alleged violation by the KINGSTONE Released Parties under the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1866, as amended by the Civil Rights Act of 1991 (42 U.S.C. § 1981); the Rehabilitation Act of 1973, as amended; the Employee Retirement Income Security Act of 1974, as amended; the New York Human Rights Law, and other similar state or local laws; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the Equal Pay Act; Executive Order 11246; Executive Order 11141; and any other statutory claim, employment or other contract or implied contract claim or common law claim for wrongful discharge, breach of an implied covenant of good faith and fair dealing, defamation, or invasion of privacy arising out of or involving his employment with KINGSTONE, the termination of his employment with KINGSTONE, or involving any continuing effects of his employment with KINGSTONE or termination of employment with KINGSTONE.  EMPLOYEE further acknowledges that he is aware that statutes exist that render null and void releases and discharges of any claims, rights, demands, liabilities, action and causes of action which are unknown to the releasing or discharging part at the time of execution of the release and discharge. EMPLOYEE hereby expressly waives, surrenders and agrees to forego any protection to which he would otherwise be entitled by virtue of the existence of any such statute in any jurisdiction including, but not limited to, the State of New York.
(b) Notwithstanding Paragraph 3(a), EMPLOYEE acknowledges that he is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that EMPLOYEE disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding, except that nothing in this Agreement limits EMPLOYEE’s right to receive an award or bounty for providing information to a governmental authority pursuant to any law or regulation.  Additionally, EMPLOYEE is not waiving (i) any claim for the benefits provided for in this Agreement, including, without limitation, the stock and option awards previously granted to EMPLOYEE (as described in Paragraph 2(a)(iii)); (ii) any vested retirement benefits under any KINGSTONE plan; (iii) any rights to indemnification by KINGSTONE, whether pursuant to applicable law, contract or KINGSTONE’s organizing documents; (iv) his rights under any applicable directors and officers (D&O) or other insurance policies; or (v) his rights under COBRA.

(c) EMPLOYEE acknowledges and agrees that, in order to be entitled to receive the payments and benefits provided for in Paragraph 2, in addition to the requirement that he comply with his covenants set forth in this Agreement, he must execute and deliver to KINGSTONE on the Separation Date a letter in the form set forth on Exhibit A attached hereto pursuant to which he confirms the provisions of this Paragraph 3 as of such date (the “Release Confirmation”) and that he not revoke the Release Confirmation during the seven (7) day period following his delivery thereof.  Any such revocation would need to be made in the manner set forth in Paragraph 15.
4. Representation by the Employer.  Each of KINS and KICO represents and warrants that it is not aware of any facts or circumstances that would give rise to a claim against EMPLOYEE.  The parties acknowledge that the foregoing representation and warranty is a material inducement to EMPLOYEE’s provision of the release of claims set forth in Paragraph 3.
5. Severability.  If any provision of this Agreement shall be found by a court to be invalid or unenforceable, in whole or in part, then such provision shall be construed and/or modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.  The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify the Agreement so that, once modified, the Agreement will be enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
6. Waiver.  A waiver by KINGSTONE of a breach of any provision of this Agreement by EMPLOYEE shall not operate or be construed as a waiver or estoppel of any subsequent breach by EMPLOYEE.  No waiver shall be valid unless in writing and signed by an authorized officer of KINGSTONE. A waiver by EMPLOYEE of a breach of any provision of this Agreement by KINGSTONE shall not operate or be construed as a waiver or estoppel of any subsequent breach by KINGSTONE.  No waiver shall be valid unless in writing and signed by EMPLOYEE.
7. Non-Admission.  The parties understand and agree that their entry into this Agreement and their promises set forth therein shall not be construed as an admission of any liability or obligation by KINGSTONE or EMPLOYEE to the other party or to any other Person, and no party makes any such admission.
8. No Disparaging, Untrue or Misleading Statements.  EMPLOYEE agrees that he will not make, to any third party, any disparaging written or oral statements about or relating to, respectively, KINGSTONE, its products or services, or about or relating to any officer, director, agent, employee, or other Person acting on KINGSTONE’s behalf.  KINS and KICO each agree that their directors and executive officers will not make, to any third party, any disparaging written or oral statements about or relating to EMPLOYEE.  For the avoidance of doubt, nothing in this Agreement shall be construed to inhibit EMPLOYEE, KINGSTONE or any other Person from providing truthful testimony in any legal or administrative proceeding.

9. Return of Materials. EMPLOYEE represents that he will return, within three (3) business days of the Separation Date, all KINGSTONE property and all originals and all copies, including electronic and hard copy, of all KINGSTONE documents, within his possession as of the Separation Date (whether on a KINGSTONE computer, a personal computer or otherwise), including but not limited to a credit card, and keys.  Notwithstanding the foregoing, following the Separation Date, EMPLOYEE shall be entitled to retain, without cost, the KINGSTONE laptop computer furnished to him provided that the procedures set forth in the KINGSTONE Employee Service Recognition – Laptop Gift Policy are followed.  In addition, notwithstanding the foregoing, EMPLOYEE shall be entitled to utilize KINGSTONE property to the extent necessary for him to perform this duties pursuant to the Consulting Agreement of even date between KINGSTONE and EMPLOYEE.
10. Covenants.  (a) In consideration of KINGSTONE’s agreement to make the payments and provide the benefits set forth in Paragraph 2, and in order to induce KINGSTONE to execute this Agreement, EMPLOYEE agrees as set forth below.  For purposes of this Paragraph 10, the term “KINGSTONE” shall include each of KINS, KICO and the other Kingstone Released Parties.
(i) From and after the date hereof, EMPLOYEE will treat and hold in confidence and not disclose any and all Confidential Information (as hereinafter defined) and refrain from using any of the Confidential Information, and shall deliver promptly to KINGSTONE or destroy, at the written request and option of KINGSTONE, all tangible embodiments (and all copies) of the Confidential Information which are in his possession.  In the event that EMPLOYEE is requested or required (by oral question or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar legal proceeding) to disclose any Confidential Information, he will notify KINGSTONE promptly of the request or requirement so that KINGSTONE may seek a protective order.
(ii) For purposes hereof, the term “Confidential Information” shall mean (i) the terms and provisions of this Agreement and (ii) confidential or proprietary information and trade secrets of KINGSTONE including, without limitation, all correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, forms, concepts, sales presentations, marketing programs, marketing strategy, business practices, bidding information, methods of operation, trademarks, patents, patent applications, other intellectual property rights, licenses, software and other technical information, customer leads, customer lists, supplier leads, supplier lists, producer leads, producer lists, contract proposals, documents identifying, and information and data relating to,  past, present and future customers, suppliers and producers, hiring and training methods, personnel records, investment policies, pricing and cost information, financial and other confidential and proprietary information concerning KINGSTONE’s operations and expansion plans, other trade secrets, any analyses, compilations or reports with regard to the foregoing, and all other information relating to KINGSTONE, whether such information is in written form or on magnetic tape, floppy disks, cd-roms or other means of storing electronic data. Confidential Information shall not include any information (i) which has been publicly disclosed by means other than by a breach of a confidentiality agreement, or (ii) which is subsequently disclosed by any third party not in breach of a confidentiality agreement.

(iii) EMPLOYEE will not at any time through the Separation Date, and for a period of one (1) year thereafter, without the prior written consent of an authorized representative of KINGSTONE, directly or indirectly, whether individually or as a principal, officer, employee, partner, shareholder, member, manager, director, agent of, or consultant or independent contractor to, any Person:
(A)
cause or seek to persuade any director, officer or employee of, or consultant or independent contractor to, KINGSTONE to discontinue or materially modify the status, employment or relationship of such Person with KINGSTONE; or

(B)	hire, retain or associate in a business relationship with, directly or indirectly, any director, officer or employee of KINGSTONE.
(iv) Following the Separation Date, EMPLOYEE shall do the following:
(A)
assist KINGSTONE in its efforts to back up all data accessible by him including, but not limited to, Confidential Information, emails, passwords, and/or programs contained on EMPLOYEE’s business computer and/or personal computer, if used in the business of KINGSTONE;

(B)
upon completion of the backup of EMPLOYEE’s personal computer, permanently delete and expunge any such Confidential Information, emails, passwords, and/or programs from that system without retaining any reproductions (in whole or in part); EMPLOYEE shall provide KINGSTONE access to such computer as requested to verify that the necessary copying and/or deletion is done;

(C)
coordinate with KINGSTONE to ensure that his KINGSTONE email address is fully accessible by authorized representatives of KINGSTONE and is forwarded to an email address designated by the Chief Executive Officer of KINGSTONE;

(D)	forward any and all information obtained via email pertaining to the business of KINGSTONE, upon his discovery, to an email address designated by the Chief Executive Officer of KINGSTONE;
(E)
provide support and cooperation to KINGSTONE concerning any business matter of which he has knowledge by virtue of his employment with KICO prior to the Separation Date, including, without limitation, in connection with any and all legal and/or administrative proceedings relating to KINGSTONE.

(b) The covenants contained in this Paragraph 10 are material elements of the consideration to be paid by KINGSTONE under this Agreement and are reasonable and properly required for the adequate protection of KINGSTONE.
(c) The parties recognize that, because of the nature of the subject matter of this Paragraph 10, it would be impracticable and extremely difficult to determine actual damages to KINGSTONE in the event of a breach or threatened breach of any provision hereof by EMPLOYEE.  Accordingly, in such event, KINGSTONE shall have the following rights and remedies:
(A) the right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, by way of injunctive relief or otherwise, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to KINGSTONE, that money damages will not provide an adequate remedy to KINGSTONE and that KINGSTONE shall not be required to post any bond or other security in connection therewith;
(B) the right and remedy to require EMPLOYEE to account for and pay over to KINGSTONE all monies and other consideration derived or received by EMPLOYEE as the result of any transactions constituting a breach of any of the provisions of this Paragraph 10, and EMPLOYEE hereby agrees to account for and pay over such monies and other consideration to KINGSTONE; and
(C) the right to recover attorneys’ fees incurred in any action or proceeding in which it seeks to enforce its rights hereunder.
(d) EMPLOYEE understands that, in the event of any violation of the covenants set forth in Paragraph 8, 9 and/or 10, KINGSTONE’s obligations pursuant to Paragraph 2 shall terminate and be of no further force or effect, EMPLOYEE shall no longer be entitled to the benefits of Paragraph 2(a)(iii) and EMPLOYEE shall be obligated to (i) reimburse KINGSTONE for all amounts paid to or on behalf of EMPLOYEE and (ii) return all shares received pursuant to Paragraph 2(a)(iii) (or the proceeds of sale thereof), net of any exercise price paid (with regard to options).
11. Affirmations.  EMPLOYEE affirms that he has not filed or caused to be filed, and is not presently a plaintiff or claimant party to, any claim, complaint, or action against KINGSTONE in any forum.  EMPLOYEE furthermore affirms that he has no known workplace injuries or occupational diseases.
12. Choice of Law; Jurisdiction; Waiver of Trial By Jury.  The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding choice of law principles thereof.  KINGSTONE and EMPLOYEE hereby irrevocably consent and submit to the exclusive jurisdiction of any federal or state court located within Nassau County or Suffolk County, New York over any dispute arising out of or relating to this Agreement and each party hereby irrevocably agrees that all claims in respect of such dispute or any legal action related thereto may be heard and determined in such courts.  Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that such party may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  In connection with any controversy arising out of or relating to the Agreement, each of KINGSTONE and EMPLOYEE irrevocably (a) consents to service of process out of the aforementioned courts, and (b) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) AND ANY OBJECTION THAT IT OR HE MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE AFOREMENTIONED COURTS.

13. Facsimile; Email.  Signatures hereon which are transmitted via facsimile, email or other electronic image shall be deemed original signatures.
14. Representation.  EMPLOYEE hereby agrees that the release set forth in Paragraph 3 of this Agreement is given knowingly and voluntarily and acknowledges that:
(a) this Agreement is written in a manner understood by EMPLOYEE;
(b) this release refers to and waives any and all rights or claims that he may have arising under the Age Discrimination in Employment Act, as amended;
(c) EMPLOYEE has not waived any rights arising after the date of this Agreement;
(d) EMPLOYEE has received valuable consideration in exchange for the release in addition to amounts to which EMPLOYEE is already entitled to receive; and
(e) EMPLOYEE has been advised to consult with an attorney prior to executing this Agreement.
15. Consideration and Revocation.
(a) EMPLOYEE received this Agreement on June 11, 2020, and EMPLOYEE has been given twenty-one (21) days from receipt of this Agreement to consider whether to sign this Agreement. EMPLOYEE agrees that changes or modifications to this Agreement do not restart or otherwise extend the above twenty-one (21) day period.  Moreover, EMPLOYEE shall have seven (7) days following execution to revoke this Agreement (the “Revocation Period”) in writing to Barry Goldstein, President (in care of KINS at its principal corporate offices, 15 Joys Lane, Kingston, New York 12401) and the Agreement shall not take effect until the Revocation Period has ended (the “Agreement Effective Date”).  Any such revocation shall state, “I hereby revoke my acceptance of the Agreement and General Release by and among Kingstone Companies, Inc., Kingstone Insurance Company and me.”  The revocation must be received by Mr. Goldstein by the end of the Revocation Period.  If the last day of the Revocation Period is a Saturday, Sunday, or legal holiday in the state of New York, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday, and the Agreement Effective Date shall be likewise extended.  In the event of a timely revocation by EMPLOYEE, this Agreement shall be deemed null and void.
(b) In addition, EMPLOYEE shall have seven (7) days following execution of the Release Confirmation to revoke the Release Confirmation in writing to Barry Goldstein, President (in care of KINS at its principal corporate offices, 15 Joys Lane, Kingston, New York 12401) and the Release Confirmation shall not take effect until those seven (7) days have ended.  Any such revocation shall be made in the manner set forth in paragraph (a) above.

16. Section 409A Compliance.  This Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and final Treasury regulations and other guidance promulgated thereunder (collectively, “Code Section 409A”) or shall comply with the requirements of Code Section 409A.
17. Entire Agreement; Amendment.  This Agreement set forth the entire understanding of KINGSTONE and EMPLOYEE with respect to the subject matter hereof and may not be altered, amended, or modified except in writing signed by both EMPLOYEE and  KINGSTONE.
18. Joint Participation.  The parties hereto participated jointly in the negotiation and preparation of this Agreement, and each party has had the opportunity to obtain the advice of legal counsel and to review and comment upon the Agreement.  Accordingly, it is agreed that no rule of construction shall apply against any party or in favor of any party.  This Agreement shall be construed as if the parties jointly prepared this Agreement, and any uncertainty or ambiguity shall not be interpreted against one party and in favor of the other.
19. Binding Effect; Assignment.  This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties and their respective successors, heirs, representatives and permitted assigns.  Neither party may assign its respective interests hereunder without the express written consent of the other party.
20. Execution of Agreement.  This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one Agreement.  This Agreement shall not be effective unless and until the Compensation Committee of the Board of Directors of KINS shall have given its approval thereto and this Agreement shall have been executed by its Chairman.
PLEASE READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT.  THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING THOSE UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT, AND OTHER FEDERAL, STATE AND LOCAL LAWS PROHIBITING DISCRIMINATION IN EMPLOYMENT.
If EMPLOYEE has signed this Agreement less than 21 days after he received it from KINGSTONE, he confirms that he has done so voluntarily and without any pressure or coercion from anyone at KINGSTONE.

IN WITNESS WHEREOF, EMPLOYEE and KINGSTONE have voluntarily signed this Agreement and General Release on the date set forth below.

KINGSTONE COMPANIES, INC.	VICTOR BRODSKY

By: /s/	/s/
Barry Goldstein President	Victor Brodsky

Date: June 22, 2020	Date: June 22, 2020

KINGSTONE INSURANCE COMPANY

By: /s///
Barry Goldstein President

Date: June 22, 2020 Agreed: COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF KINGSTONE COMPANIES, INC. By: /s/ William L. Yankus Chairman Date: July 20, 2020

Schedule A

Unvested Stock Awards as of Separation Date Subject to Continued Vesting

Stock Award Granted in 2018
•	vesting February 22, 2021: 2,327 shares

Stock Awards Granted in 2019
•	vesting April 10, 2021: 3,645 shares
•	vesting April 10, 2022: 3,643 shares

Option Award Granted in 2020
•	vesting January 27, 2022: 26,064 shares

Exhibit A

Form of General Release Confirmation

To:  Kingstone Companies, Inc.
Kingstone Insurance Company
Attention:  Chief Executive Officer

Reference is made to the Agreement and General Release, dated as of July 20, 2020, by and among Kingstone Companies, Inc., Kingstone Insurance Company and the undersigned (the “Agreement”).

The undersigned hereby confirms that the provisions of Paragraph 3 of the Agreement (General Release) apply as of the date hereof as if executed and delivered on and as of the date hereof.

The undersigned understands that he has the right to revoke the foregoing confirmation in accordance with the provisions of Paragraph 3(c) of the Agreement.

September 30, 2020
Victor Brodsky